Exhibit 10.3

Sent via email to Probe’s Board of Directors on September 9/25/2008

Reza Zarif wrote:

I'm the biggest shareholder in the company, why would I resign from BOD because my contract was not renewed.  I resigned because of what I stated in my letters to BOD, and the consequence of being part of a board that does not exercises its fiduciary responsibilities.

All the best,

Reza